UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
September 16, 2009
Date of Report (date of earliest event reported)
Eastman Kodak Company

(Exact name of Registrant as specified in its charter)

New Jersey	1-87	16-0417150

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
343 State Street
Rochester, New York 14650
(Address of principal executive office) (Zip Code)
(585) 724-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On September 16, 2009 Eastman Kodak Company (the “Company”) issued a press release announcing its intention to repurchase up to $575 million aggregate principal amount of its 3.375% Convertible Senior Notes due 2033 (the “2033 Notes”) in a tender offer. The Company currently expects to commence the tender offer prior to the closing of the convertible notes private placement announced on September 16, 2009.
     A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K and it is incorporated by reference in its entirety.
Additional Information and Where to Find It
     This communication is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell 2033 Notes. The solicitation of offers to buy 2033 Notes will only be made pursuant to the offer to purchase, to be issued in connection with the launch of the tender offer (as may be amended or supplemented), the related letter of transmittal, and other related documents that the Company is sending to its noteholders. The tender offer materials will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be distributed by the Company to its noteholders at no expense to them. All of those materials (and all other documents the Company files with the Securities and Exchange Commission (the “SEC”)) will also be available at no charge on the SEC’s Website at www.sec.gov and from the information agent.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release, dated September 16, 2009 Announcing the Tender Offer for 2033 Notes

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

September 17, 2009	By:	/s/ William G. Love
William G. Love
Treasurer

Index to Exhibits

Exhibit
Number	Description
99.1	Press Release, dated September 16, 2009 Announcing the Tender Offer for 2033 Notes